Exhibit 23.3

April 27, 2016

Boards of Directors

WCF Financial, M.H.C.

Webster City Federal Bancorp

WCF Bancorp, Inc.

WCF Financial Bank

401 Fair Meadow Drive

Webster City, Iowa 50595

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion, and any amendments thereto, to be filed with the Federal Reserve Board, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights in such filings including the prospectus of WCF Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com